CUSIP No.78402P104	SCHEDULE 13D	Page 17 of 17 Pages

EXHIBIT 8

COMPLAINT FILED IN DELAWARE CHANCERY COURT ON JANUARY 25, 2006

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

STILWELL VALUE PARTNERS III, L.P.	)
)
Plaintiff,	)
	)	Civil Action No. _________
v.	)
)
SCPIE HOLDINGS, INC.,	)
)
Defendant.	)
_______________________________________________	)

COMPLAINT

        Plaintiff Stilwell Value Partners III, L.P. (“Stilwell”), by and through its undersigned counsel, upon knowledge as to itself and upon information and belief as to all other matters, alleges for its complaint herein as follows:

Nature of the Action

        This is an action pursuant to Section 220 of the Delaware General Corporation Law (“Section 220”) seeking an order compelling defendant, SCPIE Holdings, Inc. (“SCPIE” or the “Company”), to provide to Stilwell certain stocklist materials for purposes of inspection and copying.

The Parties

        1.     Plaintiff Stilwell is the record owner of one hundred (100) shares of common stock of the Company. A true and correct copy of plaintiff’s certificate of stock is attached hereto as Exhibit A.

        2.     Defendant SCPIE is a Delaware Corporation with its principal place of business at 1888 Century Park East, Los Angeles, California 90067.

The Demand

        3.     On January 17, 2006, Stilwell caused to be delivered to SCPIE at its principal place of business a letter demanding inspection of certain stocklist materials of the Company pursuant to Section 220 (the “Stocklist Demand”). A true and correct copy of the Stocklist Demand is attached hereto as Exhibit B.

        4.     As set forth in the Stocklist Demand, Stilwell’s purposes in demanding to inspect the stocklist materials are to (1) enable it to communicate with shareholders of the Company and (2) solicit proxies from other shareholders of the Company for use at the 2006 annual meeting of shareholders of the Company (the “Meeting”) to elect an alternate slate of directors.

        5.     Stilwell’s purposes for the Stocklist Demand are proper purposes under Delaware law.

The Company’s Responds to the Demanded Inspection

        6.     In a January 24, 2006 letter to Stilwell, SCPIE stated that it would permit the requested inspection, but only if Stilwell executed a confidentiality agreement. A true and correct copy of the Company’s January 24, 2006 letter is attached hereto as Exhibit C.

        7.     More than five business days have elapsed since the Stocklist Demand was sent and received by the Company.

        8.     The Company has failed to permit the demanded inspection.

        9.     By reason of the foregoing, Plaintiff is entitled to an Order compelling the inspection and copying all of the materials requested in the Stocklist Demand.

        10.     Plaintiff has no adequate remedy at law.

        WHEREFORE, Plaintiff requests that this Court enter and Order pursuant to Section 220:

        (i)        Summarily directing the Company, its officers, directors, agents and employees forthwith to permit Stilwell to inspect and to make copies of all the materials sought in the Stocklist Demand;

        (ii)        Awarding costs and expenses incurred by Stilwell in connection with this action; and

        (iii)        Granting such further relief as this Court shall deem appropriate.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP
/s/ Alan J. Stone (#2677)
Kevin M. Coen (#4775)
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
(302) 658-9200
Attorneys for Stilwell Value Partners III, L.P.